AgFeed Industries, Inc. Announces Stocking Agreement for Xinyu Production Pod

NEW YORK, June 15, 2010 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News), one of the largest independent hog production and animal nutrient companies in China, today announced an agreement on terms for the stocking of the first phase of the Xinyu production pod starting in the fourth quarter of 2010 with PIC (Pig Improvement Company), a division of Genus PLC (LSE: GNS). This stocking will include 16,800 high health-breeding females and the Grand Parent stock to create a closed herd multiplication (“CHM”) system. The CHM system is the best system available in China for maintaining high health production units.

AgFeed‘s production pod development in Xinyu, as previously announced, is being pursued in partnership with local government as part of the strategy of AgFeed, Government & Farmer.  Phase one of this development includes three 5,000 head sow farms and a boar stud to support future growth.  Phase two of the Xinyu production pod will add two more 5,000 head sow farms bringing the Xinyu total to 25,000, capable of producing over 550,000 market hogs annually.

Gerry Daignault, CEO of AgFeed’s Hog Division, commented that; “This relationship will allow AgFeed access to PIC’s world-renowned base of genetic material and expertise in sufficient quantity to allow us to meet our growth targets.  It represents another step forward in assuring that we will reach our goal of 2,000,000 market hogs by 2015.  The relationship also shows the support of AgFeed’s strategy by industry leaders.”

Genus is a world leader in applying science to animal breeding.  Genus creates advances in animal breeding through biotechnology and sells added value products for livestock farming and food producers. Its non-genetically modified organism technology is applicable across all livestock species but is only commercialized by Genus in the bovine and porcine farming sectors. PIC is the international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to commercial pork producers. PIC combines quantitative sciences with leading edge biotechnology to develop non-GMO breeding stock that allows major producers to breed healthier animals that cost less to produce and provide higher quality products to consumers. PICmarq (TM) is PIC's brand name that describes all of its marker-testing technologies. Operating for almost 50-years, PIC's success is attributed to its thorough concentration and significant investment in aspects of genetics, technology and health.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market Listed. AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

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Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

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